 IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS SCHEDULE 13G IS BEING
         FILED IN PAPER PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION.

                                  SCHEDULE 13G

                      Under the Securities Exchange Act of
                                      1934

                               (Amendment No. 1)*


                               AG Associates, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of Securities)


                                    001073105
                               ------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                            PAGE   1   OF   4   PAGES
                                 -----    -----
SEC 1745 (2/92)

CUSIP NO.  001073105                   13G             PAGE   2   OF   4   PAGES
          -----------                                       -----    -----

1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Investment Company of Bank Hapoalim Ltd. (no social security number)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)    / /

                                                                      (b)    / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel

  NUMBER OF    5    SOLE VOTING POWER

   SHARES           696,228

BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          None

    EACH       7    SOLE DISPOSITIVE POWER

 REPORTING          696,228

   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     696,228

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.69%

12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  001073105                   13G             PAGE   3   OF   4   PAGES
          -----------                                       -----    -----

ITEM 1.

     (a)  AG Associates, Inc.
     (b)  4425 Fortran Drive, San Jose, California 95134-2300

ITEM 2.

     (a)  Investment Company of Bank Hapoalim, Ltd..
     (b)  3 Daniel Frisch St., Tel Aviv 64731, Israel
     (c)  Israel
     (d)  common stock
     (e)  001073105

ITEM 3.

Not applicable.

ITEM 4.   OWNERSHIP.

     (a)  696,228
     (b)  11.69%
     (c)
          (i)   696,228
          (ii)  None
          (iii) 696,228
          (iv)  None

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

CUSIP NO.  001073105                   13G             PAGE   4   OF   4   PAGES
          -----------                                       -----    -----

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2-12-97
                                               ---------------------------
                                                         Date

                                               INVESTMENT COMPANY
                                               OF BANK HAFOALIM LTD.
                                               /s/
                                               ---------------------------
                                                       Signature

                                               P. Bitterman Cohen/ V.P.
                                               ---------------------------
                                               Name/Title

                                               U. Levit/ Managing Director
                                               ---------------------------
                                               Name/Title